Freeport-McMoRan Copper & Gold Inc. Announces

New Cash Dividend Policy on Common Stock

NEW ORLEANS, LA, February 6, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that upon the completion of the $500 million convertible senior notes offering and the planned termination of its bank credit facilities, its Board of Directors has authorized a new cash dividend policy for FCX’s common stock.  The policy provides for an annual dividend of $0.36 per share and will be payable quarterly ($0.09 per quarter) with the initial quarterly dividend expected to be paid on May 1, 2003.

James R. Moffett, Chairman and Chief Executive Officer of FCX, said, “Our strong financial performance and outlook and recent financing transactions enable our company to return a portion of our free cash flows to shareholders.  Our financial policy will allow us to continue to reduce our debt significantly while providing returns to shareholders.”

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding completion of the convertible senior notes offering, termination of the bank credit facilities, and establishment of a dividend policy.  The declaration and payment of dividends is at the discretion of the Company's Board of Directors and will depend on the Company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather related and currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

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